Exhibit 99.3

Omnichannel Acquisition Corp. Announces Closing of Partial Exercise of Underwriters’

Over-Allotment Option in Connection with its Initial Public Offering

New York – November 30, 2020 – Omnichannel Acquisition Corp. (the “Company”) today announced the closing of the issuance of an additional 650,000 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $6,500,000 to the Company and bringing the total gross proceeds of the initial public offering to $206,500,000. The units are listed on the New York Stock Exchange (the “NYSE”) and began trading under the ticker symbol “OCA.U” on November 20, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “OCA” and “OCA WS,” respectively.

Omnichannel Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on “omnichannel” businesses—technology-enabled cross-channel retail and consumer services—including the direct-to-consumer / e-commerce retail, consumer healthcare, consumer marketplaces, consumer services, traditional brick-and-mortar retail and related sectors in North America.

Citigroup Global Markets Inc. acted as sole book-running manager for the offering and Odeon Capital Group, LLC acted as co-manager of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Relations:

Keil Decker

ICR

oacpr@icrinc.com

Investor Contact:

Fitzhugh Taylor

ICR

oacir@icrinc.com

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